Elevation Series Trust 485BPOS

Exhibit 99.(p)(16)

CresAlta Investment Management

Code of Ethics

Table of Contents

CresAlta Overview	1
Code of Ethics	2
Standards of Conduct	2
Compliance with Laws	2
Personal Securities Transactions	3
Personal Securities Holdings Reports	3
Personal Securities Quarterly Reporting	3
Pre-Approval of Certain Securities Transactions	4
Reporting Violations	4
Distribution and Acknowledgment	4
Recordkeeping	4
Acknowledgment of Receipt	5

CresAlta Code of Ethics (02/26)	Page 1

CresAlta Overview

CresAlta Investment Management, Inc. (“CresAlta”) offers investment advisory and portfolio management services for exchange-traded funds (“ETFs”), for family offices and other institutional investors, and as a sub-adviser for certain primary advisers. CresAlta is applying for registration as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is subject to regulation and oversight of the Securities and Exchange Commission (“SEC”).

CresAlta is governed by its board of directors (“Board”). CresAlta’s Board members, officers and employees are considered Supervised Persons under the Advisers Act.1

CresAlta has designated a Chief Compliance Officer (“CCO”) who is knowledgeable about the Advisers Act and applicable SEC rules and regulations. The CCO has the authority to develop and enforce appropriate compliance policies and procedures for CresAlta. The CCO may designate one or more qualified persons to perform any portion of his or her responsibilities under this Code of Ethics. The CCO has the ultimate responsibility for administering this Code of Ethics.

The CCO is responsible for ensuring that each Supervised Person receives, or has access to, a copy of this Code of Ethics, as it may be amended from time to time. While the CCO is responsible for the administration of this Code of Ethics, the CCO as a Supervised Person and Access Person of CresAlta, is also subject to the policies and procedures herein. Accordingly, in order to avoid conflicts of interest, a designated Board member will be responsible for ensuring the administration of this Code of Ethics with respect to the activities of the CCO.

This Code of Ethics is designed to prevent violation by CresAlta or its Supervised Persons of the Adviser Act or the rules that the SEC has adopted under the Advisers Act.2 CresAlta’s Board reviews the adequacy of this Code of Ethics and the effectiveness of its implementation at least annually as required by Advisor Act Rule 206(4)-7. The annual review is documented in writing outlining any changes to this Code of Ethics or CresAlta’s compliance program as a result of the review.

1 Supervised Person: Section 202(a)(25) of the Advisers Act [15 U.S.C. 80b-2(a)(25)] defines “supervised person.” An adviser’s supervised persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser's supervision and control.

2 Advisers Act Rule 206(4)-7.

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Code of Ethics

CresAlta has adopted and enforces this Code of Ethics3.

Standards of Conduct

Supervised Persons must conduct their affairs with high ethics and integrity and should avoid conflicts of interest with clients or an appearance of impropriety when possible. CresAlta and its Supervised Persons owe certain fiduciary duties to CresAlta’s clients, including duties to do the following: (i) have a reasonable basis for giving investment advice, (ii) obtain “best execution” for clients’ securities transaction when the adviser directs brokerage transactions, (iii) ensure that investment advice provided is suitable to the client’s objectives, needs and circumstances, (iv) act in the clients’ best interests, (v) refrain from effecting personal securities transactions inconsistent with client interests, (vi) disclose all material facts to clients, especially when CresAlta’s interests may conflict with the client’s, and (vii) be loyal to clients. Supervised Persons with questions about such duties or with knowledge of a conflict of interest should report the questions or conflicts to CresAlta’s CCO for interpretation, approval or other action.

Compliance with Laws

Supervised Persons are expected to comply with applicable securities and other laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies.

The Advisers Act makes it unlawful for an investment adviser to engage in fraudulent, deceptive or manipulative conduct. In addition, pursuant to Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”), it is unlawful for any Access Person4 to:

■	employ any device, scheme or artifice to defraud;

■	make any untrue statement of material fact or fail to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

■	engage in any act, practice, or course of business which operates or would operate as a fraud of deceit;

■	engage in any manipulative practice in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client.

No Access Person shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1, as set forth above, or engage in conduct inconsistent with this Code of Ethics in connection with any personal investment activity.

3 Advisers Act Rule 204A-1 Investment adviser codes of ethics.

4 Access Person: Advisers Act Rule 204A-1(e)(1) defines “access person” as a Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities or non-public information about the portfolio holdings of a registered investment company managed or underwritten by the manager or certain of its affiliates. If providing investment advice is a firm’s primary business, all of its directors, officers and partners are presumed to be access persons.

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Personal Securities Transactions

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has or acquires any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale: (i) is being considered for purchase or sale by a registered investment company managed by CresAlta; or (ii) is being purchased or sold by a registered investment company managed by CresAlta.5

Supervised Persons are prohibited from buying or selling a security (including options, warrants, puts, calls and other derivatives) when they are aware of material nonpublic information related to the security or issuer and such trade could be in violation of a duty of trust or confidence the employee or other Supervised Person owes to CresAlta or another person (“Insider Information”). Supervised Persons are prohibited from communicating Insider Information to any person, except on a need-to-know basis to provide non-trading service to a client and with full disclosure to the person receiving the information that the information is material non-public information and that they may not trade in the particular security until such information is public or is no longer material.

“Front running” or “forward trading” is an illegal activity in which a company or person purchases or sells a security for the person’s own account prior to executing pending orders for clients in order to profit from price movement caused by the larger trades. CresAlta prohibits this activity. It also can refer to buying a security just prior to recommending the purchase or sale of a security to others, to benefit from a price change.

Personal Securities Holdings Reports

CresAlta’s Access Persons are required to report their securities holdings (including any securities held by an Access Person’s family members sharing that Access Person’s household) no later than 10 days of becoming an Access Person and at least once each 12-month period thereafter. Such holdings reports must be current within 45 days before the report is submitted. Holding reports are not required for securities held in accounts over which the Access Person had no direct or indirect influence or control.6

Personal Securities Quarterly Reporting

All Access Persons must submit quarterly transaction reports covering all personal transactions in reportable securities made by such Access Person (or such Access Person’s family members sharing that Access Person’s household) during the previous quarter to the CCO within 30 days of each quarter end. The CCO must submit his quarterly transaction report to a designated member of the Board for review within 30 days of the quarter end. The following transactions are not required to be reported7:

■	Transactions of securities held in accounts over which the Access Person had no direct or indirect influence or control,

■	Transactions effected pursuant to an automatic investment plan, such as automatically reinvested dividends,

■	Transactions that duplicate information contained in broker trade confirmations or account statements that CresAlta holds in its records if CresAlta received the confirmations or statements no later than 30 days after the end of the applicable calendar quarter,

■	Transactions in non-reportable securities, including (i) direct obligations of the U.S. Government, (ii) certain bank instruments, commercial paper, and agreements; (iii) shares of money market funds; (iv) shares in open-end investment companies (mutual funds) or exchange-traded funds (ETFs) that are not advised by either CresAlta or an entity in a control relationship with CresAlta; and (v) shares of a (U.S.) unit investment trust that invests exclusively in an unaffiliated mutual fund[8].

5 1940 Act Rule 17j-1.

6 Advisers Act Rule 204A-1(b)(3).

7 Advisers Act Rule 204A-1(b)(3).

8 Advisers Act Rule 204A-1(e)(10).

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Pre-Approval of Certain Securities Transactions

Access Persons wishing to invest, directly or indirectly, in initial public offerings (IPOs) or limited offerings must obtain pre-approval from the CCO prior to making such investments.9

Reporting Violations

CresAlta requires all Access Persons and Supervised Persons to promptly report any violations of this Code of Ethics to the CCO. CresAlta attempts to promptly correct any reported or detected violations. The CCO considers any violations as part of the CCO’s annual compliance review of the Code of Ethics.

Distribution and Acknowledgment

CresAlta provides each Supervised Person with a copy of this Code of Ethics and any amendments to the same. CresAlta educates its Supervised Persons, employees and officers of the requirements of this Code of Ethics and CresAlta’s Compliance Program in order to prevent inadvertent violations. CresAlta obtains a written certification from each such person annually that he or she has read and understood the provisions of this Code of Ethics and will abide by them.

Recordkeeping

CresAlta keeps copies of this Code of Ethics, records of violations of the code and of any actions taken against violators of the code, and copies of each person’s acknowledgement of receipt of the code.

9 Advisers Act Rule 204A-1(c).

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Acknowledgment of Receipt

On ______________________, 2026, I acknowledge receipt of CresAlta’s Code of Ethics. Pursuant to the requirements of CresAlta’s Code of Ethics, I hereby certify as follows:

1.	I have read CresAlta’s Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

_____________________________________________________________

Signature

_____________________________________________________________

Printed Name

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